UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The article attached below may be distributed by Buckeye Partners, L.P. to employees and retirees.

Buckeye Announces Acquisition by IFM

by Kevin Goodwin

Buckeye Partners, L.P. is very excited to announce an agreement to be acquired by entities affiliated with IFM, a Melbourne, Australia-based investor-owned fund manager for $41.50 per unit. The all-cash transaction is valued at $10.3 billion enterprise value and $6.5 billion equity value. IFM is one of the leading and largest global infrastructure investors with $90 billion of assets under management. IFM represents more than 15 million pension fund members and have considerable expertise in global infrastructure, including several energy investments in the US.

“We believe this provides both attractive and immediate value for unit holders,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “Our proposed transaction with IFM is the culmination of a comprehensive, strategic review of our asset portfolio and financial strategy that we launched in 2018. This review resulted in the sale of a package of domestic refined product pipeline and terminal assets as well as our VTTI equity interest. The goal of this review was to enhance the stability of our business to drive long-term returns for our unit holders, and we are confident that the actions we took were definitive steps in the right direction to meet those objectives. IFM’s offer represents a significant premium of 31.9% since November 1st 2018, which was the last trading day prior to our announcement of certain strategic actions being taken as a result of this review.”

The company also believes the public equity market’s trend toward more conservative financial metrics and self-funding of growth capital projects has weakened public company multiples and resulted in an undervaluation of Buckeye’s assets. On the other hand, there has been strong interest from private equity in infrastructure funds in midstream assets, which has resulted in attractive multiples of many recent private transactions. Buckeye benefited from that interest itself last year, as reflected in the premium multiples it was able to achieve on its asset sales. The dislocation between private market assets and public valuations continues to grow in the midstream space, and the transaction with IFM will allow the company’s unit holders to take advantage of that disconnect.

Smith then went on to add, “We are continuously evaluating options to maximize value for our unit holders. Following a detailed review of IFM’s offer and our position in the public markets, our Board and senior leadership team unanimously concluded that IFM’s offer was in the best interest of Buckeye.”

To summarize, this offer delivers immediate and enhanced value for the company’s unit holders, at an attractive premium over both the unit price prior to the announcement of the company’s strategic actions in November 2018, as well as its current unit price. Buckeye believes this offer more appropriately reflects the fair value of its underlying assets, compared to its public market valuation. By providing an all cash offer to its unit holders, the company is able to mitigate the risk and exposure to the uncertainty of public valuations of MLPs.

Unit holders will continue to be entitled to receive regular quarterly cash distributions, declared by the Buckeye Board, that are paid on a date prior to the closing of the transaction, but not thereafter. The first quarter distribution to unit holders will be $0.75 per unit, and the company’s distribution coverage ratio based on distributions declared on units outstanding at the end of the quarter was 1.24 times. Buckeye’s maintenance capital spending for the first quarter of 2019 totaled $23.4 million, compared to $28.2 million last year. Buckeye expects maintenance capital for the year to be within the range of $110 to $125 million.

“We believe that partnering with IFM in this transaction leaves Buckeye well positioned to continue to operate over the long term for the benefit of our partners as well as for our customers, our employees and our communities.” Smith said in closing.

Buckeye also announced the publishing of its first annual Environmental Social Governance, or ESG, report in June. “This report will provide insight into Buckeye’s ongoing commitment and approach to sustainable, responsible and ethical practices. It will provide additional information about who we are, how we operate, our focus on safety and environmental stewardship, and how we give back to our communities,” Smith said. “The report will also highlight our commitment to minimizing our environmental impact and maintaining the integrity of our assets with industry leading maintenance processes and technology.”

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Buckeye Partners, L.P. (“Buckeye”). In connection with the proposed acquisition, Buckeye has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Buckeye’s definitive proxy statement. Buckeye filed its definitive proxy statement with the SEC on June 25, 2019 and mailed it to holders of Buckeye’s LP Units (the “Unitholders”) beginning on June 25, 2019. Unitholders are urged to read all relevant documents filed with the SEC, including Buckeye’s definitive proxy statement, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and Unitholders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Buckeye at http://www.buckeye.com/InvestorCenter/SECFilings/tabid/222/Default.aspx or by directing a request to Buckeye’s Investor Relations Department at 800-422-2825 or irelations@buckeye.com.

Participants in the Solicitation

Buckeye and its respective directors, executive officers, general partners, limited partners and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Buckeye’s Unitholders in favor of the proposed transaction. Information about the directors and executive officers of Buckeye’s general partner is set forth in Buckeye’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Limited Partners, which was filed with the SEC on April 17, 2019, its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 15, 2019 and the definitive proxy statement relating to the proposed transaction, which was filed with the SEC on June 25, 2019. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Buckeye’s Unitholders generally, is set forth in the materials filed by Buckeye with the SEC, including the definitive proxy statement relating to the proposed transaction.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this communication includes “forward-looking statements.” All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts, are forward-looking statements. Such statements use forward-looking words such as “proposed,” “anticipate,” “project,” “potential,” “could,” “should,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” “plan,” “seek,” “outlook” and other similar expressions that are intended to identify forward-looking statements, although some forward-looking statements are expressed differently. These statements discuss future expectations and contain projections. Specific factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to: (i) changes in federal, state, local and foreign laws or regulations to which Buckeye is subject, including those governing pipeline tariff rates and those that permit the treatment of Buckeye as a partnership for federal income tax purposes; (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases and natural disasters; (iii) changes in the marketplace for Buckeye’s products or services, such as increased competition, changes in product flows, better energy efficiency or general reductions in demand; (iv) adverse regional, national, or international economic conditions, adverse capital market conditions and adverse political developments; (v) shutdowns or interruptions at Buckeye’s pipeline, terminalling, storage and processing assets or at the source points for the products Buckeye transports, stores or sells; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of Buckeye’s assets; (vii) volatility in the price of liquid petroleum products; (viii) nonpayment or nonperformance by Buckeye’s customers; (ix) Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies and benefits; (x) Buckeye’s ability to successfully complete its organic growth projects and to realize the anticipated financial benefits; (xi) the risk that the proposed merger with Hercules Intermediate Holdings LLC may not be completed in a timely manner or at all; (xii) Buckeye’s failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Hercules Intermediate Holdings LLC by Buckeye’s Unitholders; (xiii) the possibility that competing offers or acquisition proposals for Buckeye will be made; (xiv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger dated May 10, 2019, between Hercules Intermediate Holdings LLC, Hercules Merger Sub LLC, Buckeye, Buckeye Pipe Line Services Company and Buckeye GP LLC (the “Merger Agreement”), including in circumstances which would require Buckeye to pay a termination fee or other expenses; (xvi) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Buckeye’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (xvii) risks related to diverting management’s attention from Buckeye’s ongoing business operations; (xviii) the risk that Unitholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs to defend or resolve; (xix) the possibility that long-term financing for the proposed acquisition may not be available on favorable terms, or at all; and (xx) the cautionary discussion of risks and uncertainties detailed in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC on February 15, 2019) and other risk factors identified herein or from time to time in Buckeye’s periodic filings with the SEC. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of Buckeye’s forward-looking statements. Other known or unpredictable factors could also have material adverse effects on future results. Consequently, all of the forward-looking statements made in this communication are qualified by these cautionary statements, and Buckeye cannot assure you that actual results or developments that it anticipates will be realized or, even if substantially realized, will have the expected consequences to or effect on Buckeye or its business or operations.

The forward-looking statements contained in this communication speak only as of the date hereof. Although the expectations in the forward-looking statements are based on Buckeye’s current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, Buckeye undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Buckeye or any person acting on Buckeye’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication and in Buckeye’s future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication may not occur.